EXHIBIT 10.54

November 6, 2013

Mr. Rajat Teneja

Dear Rajat:

We are pleased to offer you the opportunity to join Visa Inc. (“Visa” or “the Company”) as Executive Vice President, Technology reporting to Charlie Scharf, the Company's CEO. Your start date will be December 2, 2013.
As discussed, your salary will be paid at the rate of $62,500 per month (or $750,000 per annum) (less applicable deductions and withholdings) and is payable on a semi-monthly basis, in line with Visa’s regular payroll practices.
In addition, you will be eligible to participate in the Visa Inc. Incentive Plan (the “VIP”) for fiscal year 2014. Your bonus target under the VIP is one hundred and twenty five percent (125%) of your base salary with a maximum bonus opportunity of two hundred fifty percent (250%) of your base salary, subject to the terms and conditions of the VIP. Visa’s fiscal year begins on October 1, and any bonus for which you are eligible under the VIP will be based on the Company’s and your performance as well as your earnings for that fiscal year. An overview of the VIP and copy of the Plan document are enclosed (please note that the VIP terms mentioned here and in the overview are intended to be a summary and the Plan document governs your participation in the VIP.)
You also will be eligible for a long-term performance bonus. Your target long-term performance bonus value will be $4,562,500. Your actual long-term performance bonus value will be determined at the conclusion of each fiscal year based on an evaluation of the Company’s and your performance. Any long-term bonus awarded to you will be subject to the terms and conditions of the applicable plan, including vesting requirements, as approved by the Compensation Committee of the Company's board of directors.
To compensate you for forfeited incentives from your prior employer, we will provide you with a one-time cash sign-on bonus of $2,000,000, less applicable taxes, which will be paid as soon as practicable after your start date.
You will receive a make-whole equity award with a value of $11,000,000, comprised of restricted stock with a grant date value of $8,250,000 and stock options with an award value of $2,750,000, in each case vesting one-third per year and subject to approval by the Compensation Committee of the Company’s board of directors.
Restricted stock and stock option awards are subject to the terms and conditions of the Visa Inc. 2007 Equity Incentive Compensation Plan and the individual award agreement corresponding to the award. Your make-whole equity award will be granted on the first quarterly grant date after the commencement of your employment. The number of shares of Visa common stock subject to your make-whole equity award will be determined by the Compensation Committee based on the "fair value" of each grant type as of their effective date of grant, as determined by Visa under applicable accounting standards.
We are pleased to confirm that effective upon your commencement of employment with Visa, you will be covered under Visa’s group benefit plans, subject to their exclusions and limitations. Visa reserves the right to amend, modify or terminate (in whole or in part) any of our benefits programs at any time. Please see materials in your new hire packet for additional information on the benefits provided by Visa.
You also are eligible to become a participant (a “Participant”) in the Visa Inc. Executive Severance Plan (the “Plan”) and thereby will be eligible to receive the severance benefits set forth in the Plan, subject to the Plan’s terms. A copy of the Plan is attached to this offer letter. You should read it carefully and become comfortable with its terms and conditions, as well as the terms and conditions set forth below. Capitalized terms not defined in this offer letter will have the meanings assigned to them in the Plan.
This offer letter constitutes your Letter Agreement under the Plan, and by accepting this offer letter, you will be acknowledging and agreeing to the following provisions: (a) that you have received and reviewed a copy of the Plan; (b) that you understand that participation in the Plan requires that you agree to the terms of the Plan (including, without limitation, the covenants set forth in Section 7 of the Plan) and the terms set forth below, and that you irrevocably and voluntarily agree to those terms; and (c) that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth therein and in this offer letter.
Your participation in the Plan will be effective upon the commencement of your employment with Visa, subject to your signing and returning this offer letter to Visa.
With regard to your participation in the Plan, you and the Company (hereinafter referred to as the “parties”) hereby agree as follows:
1. Your first date of employment with the Company will be your “Eligibility Date” for purposes of your becoming a Participant in the Plan.
2. If, while the Plan and this offer letter are in effect, you incur a Covered Termination, you will be eligible to receive the Severance Benefits set forth in Section 4(b) of the Plan, subject to the terms and conditions of the Plan.
3. If you become eligible to receive the Severance Benefits under the Plan, as a condition to their receipt (other than the Accrued Amounts and Other Benefits), you must (i) execute and not revoke a Waiver and Release in substantially the form attached to the Plan as Exhibit A (which form may be modified by the Company only to the extent the Company determines in good faith that any such modification is necessary to make it valid and encompassing under applicable law) within the time periods set forth in the Plan, (ii) comply with the restrictive covenants set forth in Section 7 of the Plan, and (iii) promptly resign from any position as an officer, director or fiduciary of any subsidiary or affiliate of the Company (and take any action reasonably requested by the Company to effectuate such resignation).

4. You acknowledge that as a Participant in the Plan you will not be eligible to participate in, and hereby waive your right to receive severance pay or benefits under, any other Company severance plan, policy or agreement.
5. You understand that the waiver set forth in Section 4 above is irrevocable for so long as the terms of this offer letter and the Plan remain in effect and that this offer letter and the Plan set forth the entire agreement between the parties with respect to severance pay or benefits.
6. Unless your participation in the Plan ends earlier (or is extended) as described below, you will be a Participant in the Plan until the first anniversary of your Eligibility Date.  Your participation in the Plan will automatically be extended for additional 12-month periods on the first anniversary of your Eligibility Date and each 12-month anniversary thereafter (each, a "Renewal Date") unless at least ninety (90) days prior to any Renewal Date the Company gives you written notice in accordance with Section 14 of the Plan that your participation in the Plan will not be extended.
If a Change in Control occurs while you are a Participant in the Plan, then notwithstanding the foregoing you will remain a Participant in the Plan until the second anniversary of the consummation of such Change in Control. However, in all events and regardless of whether a Change in Control has occurred, you will stop participating in the Plan on the date your employment with Visa or an Affiliated Entity terminates for any reason other than a "Covered Termination" as defined in Section 2(h) of the Plan.
7. You agree that (i) your acceptance of this offer letter results in your enrollment and participation in the Plan pursuant to the terms and conditions of the Plan and this offer letter, and (ii) the terms in this offer letter related to the Plan may not be amended or terminated except pursuant to Section 11 of the Plan.
In addition to the Plan, you also will be subject to the Visa Inc. Clawback Policy (the “Policy”). This Policy allows the board of directors to recoup any excess incentive compensation paid to members of the executive leadership team if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive. In order to demonstrate your receipt of the Clawback Policy and understanding of how it may impact your compensation, please sign and return the enclosed Clawback Policy Acknowledgement. A copy of the Policy is attached to the Acknowledgement form.
Finally, you will be subject to a stock ownership guideline of four times your base salary. Equity interests that count toward the satisfaction of the ownership guideline include shares owned outright by you, shares jointly owned, restricted stock, and restricted stock units. You will have five years from the date of your appointment as the Company’s Executive Vice President, Technology to attain this ownership level. If you do not meet the guideline by the end of the five year period, you will be required to hold a minimum of 50% of the net shares resulting from any future vesting of restricted stock, restricted stock units, performance shares, or exercised stock options until the guideline is met.

* * *

In accepting employment with Visa, you represent that you are not under any contractual restrictions, express or implied, with respect to any of your prior positions that will impact your ability to fully meet the needs of this or future positions at Visa. In addition, you agree to be bound by and to comply fully with all Visa policies and procedures for employees.
We need to point out that nothing in this offer letter is intended to create a fixed term of employment at Visa. Your employment at Visa is on an at-will basis, meaning that Visa will be free to terminate your employment at any time, with or without cause, and that you will be free to resign from your employment with Visa at any time.
In line with our normal practices, this offer of employment (as well as continued employment) is subject to successfully passing Visa’s background and reference checks and also subject to you completing, signing and returning before your start date the (a) enclosed Proprietary Information and Inventions Agreement; and (b) a New Executive Officer and Director Questionnaire, which will be provided to you under separate cover. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please bring the necessary documentation on your first day of work.
This offer letter and its addenda will form the complete and exclusive statement of your employment arrangement with Visa, and supersede any other agreements or promises made to you by anyone, whether oral or written. Any modification to this arrangement must be made in writing and be signed by you and a duly authorized representative of the Company, and will be subject to any approvals as may be required by the Visa Inc. board of directors or its Compensation Committee.
If you accept this offer of employment, please sign and date this letter in the space provided below and return the original to me.
Please contact me at 650-432-xxxx if you have any questions. We look forward to having you join Visa Inc.
Sincerely,

/s/ Michael Ross .
Michael Ross
Global Head of Human Resources

ACCEPTED AND AGREED TO:

/s/ Rajat Taneja .        Date: November 12, 2013
Rajat Taneja